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                                                                    EXHIBIT 10.8

                      BEACH FIRST NATIONAL BANCSHARES, INC.


                                February 9, 2000


Mr. Gary Horn

                  Re:      Separation Agreement

Dear Gary:

         This letter, upon your signature, will constitute the agreement between you and Beach First National Bancshares, Inc. regarding the terms of your separation from employment.

         1. The effective date of your termination from employment is January 15, 2000.

         2. You will receive no later than thirty (30) days from the date of the signing of this letter a $3,500.00 bonus for the pre-tax profits of Beach First National Bancshares, Inc. for the calendar year 1999.

         3. You may utilize for a minimum of three months from termination date the Dunes Club Membership. The Membership can continue to be utilized beyond the three month period in the event it is not needed by a new Bank officer but the utilization of the Membership will cease by September 1, 2000. You will be responsible for all charges incurred while utilizing the Dunes Club Membership and you will promptly pay the monthly charges except for the membership dues.

         4. You will return to Beach First the bank automobile no later than February 28, 2000.

         5. The stock options which you hold in your name (22,077 shares) are redeemable no later than January 15, 2002. If not redeemed by said date all stock options will lapse.

         6. The Bank shall pay you your monthly salary which is the sum of $8,268.75 until September 1, 2000. This money shall be paid in the form of salary continuation and the Bank shall make the usual deductions for employment taxes. In the event you accept any employment prior to September 1, 2000, the Bank's obligation to pay any continuation of salary shall automatically cease.

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         7.       The Bank shall pay for your continued health insurance
coverage until September 1, 2000, unless you accept employment at which time the obligation of the Bank shall cease. The Bank may continue the health insurance coverage by making payments on your behalf under the COBRA provisions and after September 1, 2000, you may continue this coverage at your own expense under the COBRA provisions.

         8. You have represented that you have, to the best of your knowledge and belief, retained no documentary information or other tangible personalty of Beach First's practices, procedures, trade secrets or the like, documents or keys. Should you subsequently discover that you have inadvertently overlooked and retained any of the above-mentioned items, you have agreed to immediately return same.

         9. You release and discharge and promise never to assert any and all legal, equitable and administrative claims that you have or might have against Beach First National Bancshares, Inc. and its predecessors, subsidiaries, related entities, officers, directors, shareholders, employees, agents, successors or assigns, arising from or related to your employment and/or the termination of your employment.

         These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, including the amendments of the Civil Rights Act of 1991, the Americans With Disabilities Act [relevant state and local anti-discrimination statutes], and the law of contract and tort; except, however, from the terms of this Separation Agreement and any claims arising from acts subsequent to the execution of this Separation Agreement.

         10. Unless required or otherwise permitted by law, you will not disclose, directly or indirectly, to others any information regarding the following:

                  a. Any information regarding Beach First National Bancshares, Inc.'s practices, procedures, trade secrets, business and corporate matters, and matters relating to officers, directors, shareholders, and employees.

                  b. The terms of this Separation Agreement, including any information regarding the payment of the monies and the payment of benefits, which are confidential except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.

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                  c.       This shall not exclude you from responding to
                           inquiries or requests for information specifically requested by a Beach First National Bancshares, Inc. employee acting in their legal capacity and in the scope of their employment.

         You shall maintain the confidentiality of all matters pertaining to your employment.

         11. In the event that you breach any of your obligations under this Separation Agreement (including disclosure of any matters relating to Beach First National Bancshares, Inc. which will be violative of the confidentiality provision) or as otherwise imposed by law, Beach First National Bancshares, Inc. will be entitled to recover the benefits paid under this agreement and to obtain all other relief provided by law or equity, including the recovery reasonable attorney's fees which may be incurred by Beach First National Bancshares, Inc. The breach of any obligations hereunder by Beach First National Bancshares, Inc. shall entitle you to obtain all relief provided by law or equity, including the recovery of reasonable attorney's fees incurred in obtaining such relief.

         12. The following is required by the Older Workers Benefit Protection Act:

         YOU HAVE UP TO 21 DAYS FROM THE DATE OF THIS LETTER OR FEBRUARY 22, 2000, TO ACCEPT THE TERMS OF THIS SEPARATION AGREEMENT, ALTHOUGH YOU MAY ACCEPT IT AT ANY TIME WITHIN THOSE 21 DAYS. YOU ARE ADVISED TO CONSULT AN ATTORNEY ABOUT THE AGREEMENT.

         To accept the agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.) Once you do so, you will have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. If you do not revoke, the eighth day after the date of your acceptance will be the "effective date" of the agreement.

         13. Upon the effective date of this agreement, you will be entitled to receive the compensation set forth above.

         14. In order to effectuate all matters set forth in this Agreement, you agree to execute such documents as are necessary and proper to effectuate the terms of this Separation Agreement.



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         All other terms and conditions of your Employment Contract, shall remain in full force and effect and are not herein revoked or revised except as expressly stated herein.

                                   Sincerely,

                                   Beach First National Bancshares, Inc.

                                   /s/ Raymond E. Cleary III
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                                   Dr. Raymond E. Cleary, III
                                   Chairman


                                   ACCEPTANCE

         By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice; that I have read this Agreement and understand the terms of the Agreement; and that I voluntarily agree and accept all matters set forth in this Agreement.

Dated:  March 22, 2000                    /s/    Gary Horn
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                                                 Gary Horn